EXHIBIT 99.1



Contact: Eric Swank                           Donald L. Campbell
         Vice President, Corporate Planning   Director, Corporate Communications
         and Investor Relations               (703) 758-6280
         (703) 758-6121                       don.campbell@motient.com
         eric.swank@motient.com


                      MOTIENT TO REDUCE COST STRUCTURE AND
                 TO ENTER RENEGOTIATIONS REGARDING SENIOR NOTES

                Mutual Agreement to Terminate Rare Medium Merger

RESTON, VA. - October 1, 2001 - In light of current economic conditions, Motient Corporation (NASDAQ:MTNT), announced today cost reduction actions aimed at maintaining targeted profitability goals and reducing funding requirements. Central to this action was a reduction in force at both its Reston VA and Lincolnshire IL locations that is expected to result in a 25 percent decrease in staff. These reductions were broad-based but coordinated to maintain the high level of network performance and customer care that are characteristic of Motient's offerings.

"Our continuing focus is to achieve break-even operating cash flow by mid-2002," said Walter V. Purnell, Jr., President and CEO of Motient. "Even though our core business revenue and subscriber base have continued to rise throughout these difficult economic times, we needed to take all prudent actions necessary to ensure our success in achieving this goal."

Additionally, the company announced that it will not fund the $20.5 million interest coupon payment on its 12.25% Senior Notes due October 1, 2001. The company is currently in the process of retaining a financial advisor to assist in connection with a possible restructuring of the Senior Notes.

"We are confident that with a reduced cost structure and a restructured balance sheet, this company will be in a better position to fully leverage its high-capacity network advantage in the wireless data market," said Bart Snell, Senior Vice President and CFO of Motient. "More than ever, our eLinkSM and BlackBerry(TM) by Motient services are proving their value to American businesses, and we owe it to our shareholders, bondholders and more than 250,000 subscribers to unlock the value in our network."

In a related event, Motient reported today that the Boards of Directors of both Motient and Rare Medium (NASDAQ: RRRR) have mutually agreed to terminate their pending merger. In concert with this, the $50 million Rare Medium loan to Motient has been extended to October 8, 2001. Additionally, Motient no longer plans to pursue a 1-for-10 reverse split of the company's outstanding common stock.

About Motient Corporation
Motient (www.motient.com) owns and operates an integrated terrestrial/satellite network and provides a wide range of two-way mobile and Internet communications services principally to business-to-business customers and enterprises. The company provides eLinkSM and BlackBerryTM by Motient two-way wireless email service to customers accessing email through corporate servers, Internet Service Provider (ISP) and Mail Service Provider (MSP) accounts, and paging network suppliers. Motient serves a variety of markets including mobile professionals, telemetry, transportation, field service, and nationwide voice dispatch offering coverage to all 50 states, Puerto Rico, the U.S. Virgin Islands, and hundreds of miles of U. S. coastal waters.

eLink is a service mark and Motient is a trademark of Motient Corporation. The BlackBerry and RIM families of related marks, images and symbols are the exclusive properties of, and trademarks of Research In Motion Limited and are used by permission. "BlackBerry by Motient" - used by permission.

This press release contains forward looking statements, including statements regarding future performance of Motient and its network, Motient's future operating cash flow, the possible restructuring of Motient's Senior Notes and Motient's ability to fully leverage its network. Factors that could cause actual results to differ materially from those in the forward looking statements in this news release include Motient's serious short-term liquidity needs, Motient's substantial debt, competition in the wireless industry, general economic conditions, market acceptance of Motient's products and services, the reliability and cost of Motient's supply of wireless handheld devices, and Motient's dependence on a relatively small number of customers. Many of these and other factors are described in Motient Corporation's registration statement on Form S-4 filed on June 26, 2001 and in Motient's annual report on Form 10-K for the year ended December 31, 2000 and its other periodic filings and reports with the Securities and Exchange Commission. Copies of such reports and filings are available upon request from Motient Corporation's Investor Relations Department.